Exhibit 10.1

RETIREMENT AGREEMENT

This Retirement Agreement (the “Agreement”) is made by and between Gerard J. DeMuro (“Executive” or “you”) and General Dynamics Corporation (the “Company”) (together, the “Parties”).

WHEREAS, Executive has been employed by the Company as a corporate officer and as Executive Vice President for the Company’s Information Systems & Technology businesses;

WHEREAS, the Company has provided Executive with the option to retire in exchange for certain retirement benefits;

WHEREAS, Executive desires to accept the Company’s offer of retirement benefits and retire from his position effective as set forth herein; and

WHEREAS, the Executive and the Company wish to confirm the terms under which the Executive will transition into retirement and the employment relationship between them will conclude;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Executive and the Company hereby agree as follows:

1. Retirement.

(a) Resignation and Retirement Date. Executive has resigned as Executive Vice President of the Company effective as of February 28, 2013, and hereby resigns and retires as an Officer and employee of the Company and from all other positions, titles, duties, authorities, and responsibilities with, arising out of, or relating to the Executive’s employment with the Company and its affiliates, effective as of March 31, 2013 (the “Retirement Date”). The Executive further agrees to execute all additional documents and take such further steps as may be required to effectuate such resignation. By mutual agreement, the employment relationship between the Executive and the Company shall continue until the Retirement Date, at which time that relationship shall terminate.

(b) Base Salary and Accrued Obligations. Executive will continue to be paid at his current base salary through the Retirement Date. On the first regular payroll date following the Retirement Date, the Company shall pay Executive all base salary earned but unpaid as of the Retirement Date and all vacation earned but not used prior to the Retirement Date.

(c) Benefits Participation and Continued Insurance Coverage. As of the Retirement Date, Executive shall cease to be an active participant in the benefit plans and programs and perquisites offered by the Company to its employees and executives, with the sole exception that Executive may continue to receive the benefits, insurance, and perquisites described in this Section 1(c) and, subject to the terms of this Agreement, as set forth in Section 2.

(i) Group Term Life Insurance. After the Retirement Date, Executive is eligible to continue his group term life insurance under the Company’s policies (at levels not to exceed two times Executive’s last base salary) by paying the appropriate premiums, subject to reduction factors established in those policies and to the other terms of the Company’s policies in effect from year to year.

(ii) Personal Liability Umbrella Coverage. Executive’s coverage under the personal excess liability insurance made available to officers will continue through June 5, 2013, when the current policy period ends. Thereafter, Executive may continue such coverage subject to the terms of the Company’s policies as in effect from year to year. Executive will pay the applicable premiums for coverage beyond the current policy period, provided that Executive will not be eligible to renew coverage once he has commenced employment with a new employer or has allowed coverage to lapse.

(d) Retirement Benefits. Executive’s vested benefits under the General Dynamics Salaried Retirement Plan – GSC Legacy Provisions (the “GSC Plan”) and the General Dynamics Corporation Supplemental Retirement Plan (the “SERP”) will be provided to Executive in accordance with the terms of those plans, as augmented by Section 2(c) below. The Executive’s account under the SERP and the General Dynamics Corporation Supplemental Savings and Stock Investment Plan (the “Supplemental SSIP”) shall continue to be subject in all respects to the terms and conditions of the Supplemental SSIP, including, without limitation, the terms and conditions of those plans applicable to the time and form of payment of the balance of the Executive’s account.

(e) Automobile. On or before the Retirement Date, Executive may purchase the automobile provided to him by the Company by paying the lease option purchase amount.

2. Retirement Incentives. In exchange for Executive’s promises in this Agreement, and contingent upon Executive’s valid execution of this Agreement and expiration of the revocation period allowed by Section 7(c), the Company will provide Executive with the retirement incentives described in this Section 2 (the “Retirement Incentives”).

(a) Retirement Payment. The Company will pay Executive a Retirement Payment in the amount of Seven Hundred Ten Thousand Dollars ($710,000.00 U.S.) in a lump-sum payment, subject to required deductions and withholdings, on or about April 15, 2013.

(b) Annual Bonus. The amount of Executive’s cash bonus award under the Company’s Executive Compensation Program for service during 2012 is Five Hundred Thousand Dollars ($500,000), which has been or will be paid to Executive on or before March 15, 2013.

(c) Pension Enhancement. For purposes of calculating Executive’s early retirement reductions under the Company’s pension plans, Executive’s retirement benefit will be increased to reflect the additional value had Executive deferred commencement of his pension benefit until the first day of the month following his 62nd birthday. (Nothing in the preceding sentence will diminish the value of Executive’s benefit under the GSC Plan.) Payments of benefits attributable to the Pension Enhancement will be paid as an annuity in accordance with the terms of the SERP. The timing and form of payments will follow Section 3.05 of the SERP and the other applicable sections of the SERP. In accordance with those terms, no payments will be made during the first six months immediately following the Retirement Date.

(d) Medical, Dental and Vision Insurance. During the period beginning on the Retirement Date and ending on December 31, 2013, Executive and his eligible dependents may continue to participate in the Company’s medical, dental, and vision insurances in which they participate immediately before the Retirement Date at the active employee rate for such coverage as in effect from time to time. Such coverage shall cease on December 31, 2013, at which time the Executive may elect to continue medical, dental and vision insurance coverage for himself and his eligible dependents, at the Executive’s cost, to the extent provided in, and subject to the applicable terms and conditions of, Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as “COBRA”). Once the COBRA maximum continuation period expires, the Company will allow Executive and his spouse to each independently continue to participate in its group health plans at the full COBRA rate in effect for the coverage tier elected (e.g., single or employee-plus-spouse) until each reaches age 65. All coverage will be subject to any plan amendments or changes that are made in plan design, coverage, offerings, premiums, deductibles, co-pays or plan administration during the relevant time period.

(e) Outstanding Equity Awards. The Executive has been granted shares of restricted stock (the “Restricted Stock”), performance restricted stock units (the “Performance RSUs”) and stock options (the “Stock Options”) pursuant to the General Dynamics Corporation 2009 Equity Compensation Plan and the General Dynamics Corporation 2004 Equity Compensation Plan (each, an “EC Plan,” and together, “the EC Plans”). A summary of the Restricted Stock, Performance RSUs and Stock Options that are outstanding as of the date of this Agreement are listed on Schedule A to this Agreement; such awards will be treated as follows:

(i) Non-Forfeiture at Termination. Operation of the provisions of the EC Plans and the award agreements accepted by Executive as a condition of each grant, which otherwise would cause unvested grants of Restricted Stock, Performance RSUs, and Stock Options referenced in Schedule A to be forfeited upon termination of employment, are hereby suspended, the effect of which is reflected in Schedule A.

(ii) Award Agreements. Except to the extent modified by the foregoing provisions of this Section 2(e), the provisions of the applicable EC Plans and award agreements shall continue to apply to the Restricted Stock, Performance RSUs, and Stock Options, including without limitation any provision regarding adjustment of an award following a Performance Period, or providing for forfeiture of an applicable award by the Executive in the event that the Executive causes “Harm” to the Company. Nothing contained herein or in Schedule A shall confer any right or entitlement that has not been properly approved or authorized by the Compensation Committee of the Board of Directors of General Dynamics Corporation.

(f) Financial and Tax Counseling. The Company will provide Executive with financial and tax counseling through the Ayco Company until April 15, 2014. The value of the services will be $12,920 for 2013 and $3,775 for January 1 to April 15, 2014.

(g) Outplacement Services. Executive may utilize the resources of the Company’s outplacement services provider for 12 months following the Retirement Date, or extended as necessary.

3. General Release of Claims.

(a) Release and Released Parties. In exchange for the Retirement Incentives described in Section 2, and subject only to the exclusions of Section 3(b) below, Executive hereby RELEASES the Company, its parents, shareholders, subsidiaries, affiliates, predecessors, successors, assigns, related companies or entities, its and their employee benefit plans and administrators, and any and all of its and their respective current and former officers, directors, partners, insurers, agents, representatives, attorneys, accountants, actuaries, trustees, fiduciaries, and employees (the “Released Parties”) from any and all claims, demands or causes of action which Executive or Executive’s heirs, executors, administrators, agents, attorneys, representatives or assigns (all collectively included in the term “Executive” for purposes of this release), has, had or may have against any of the Released Parties, based on any events or circumstances arising or occurring on or before the date of Executive’s execution of this Agreement, including, but not limited to, any claims relating to Executive’s employment or termination of employment, and any rights of continued employment, reinstatement or reemployment with any of the Released Parties. For the avoidance of doubt, and subject only to the exclusions in Section 3(b) of this Agreement, Executive expressly agrees, understands, and acknowledges that this is a general release that, to the fullest extent permitted by law, waives, surrenders, and extinguishes any and all claims that Executive has or may have against any of the Released Parties, including, but not limited to, the following:

(i) any claim(s) under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act, the False Claims Act, the Sarbanes-Oxley Act, the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act, 42 U.S.C. § 1981, or the WARN Act;

(ii) any claim(s) under any other applicable federal, state, or local or foreign law, statute, regulation, or ordinance regarding discrimination, harassment, retaliation, or any other subject matter;

(iii) any claim(s) for breach of contract, wrongful discharge, unjust dismissal, defamation, slander, libel, fraud, misrepresentation, negligence, intentional or negligent infliction of emotional distress; or

(iv) any other claim for damages or other relief arising under the common law or any theory of law or equity, including any claim for costs or attorney’s fees.

(b) Claims Not Released. The claims released in Section 3(a) of this Agreement do not include any claim or cause of action based on any of the following: (a) the right to vested benefits under any pension or retirement plan; (b) the right to continued benefits as required by COBRA; (c) any right to receive workers’ compensation benefits or unemployment insurance as required by applicable law; (d) the right to challenge the validity or enforceability of this Agreement under the Older Workers Benefit Protection Act (“OWBPA”); (e) any claim to enforce the terms of this Agreement; or (f) any claim which cannot be waived as a matter of law. For the avoidance of doubt, nothing herein waives or releases any claim that may arise after the Effective Date.

(c) Permitted Conduct. Nothing in this Agreement prohibits Executive from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or any other government agency, nor does anything in this Agreement prohibit Executive from participating, cooperating, or testifying in any investigation or proceeding conducted by or pending before the EEOC or any other any government agency. The Retirement Incentives provided to Executive under Section 2 shall be the sole financial benefit that Executive is entitled to get for any of the claims that Executive is releasing under Section 3. Therefore, even though Executive can provide testimony or information or assistance in an investigation or in proceedings described in this Section 3(c), Executive’s participation therein will not entitle Executive to additional compensation from the Company or any of the Released Parties. In fact, if Executive is awarded any monetary relief in connection with any lawsuit, legal proceeding, charge or complaint, that relief will be reduced by any amounts paid or payable by the Company under this Agreement.

4. Officer Liability

(a) Indemnification. The Company hereby agrees and acknowledges that the Executive is, and shall continue to be, entitled to indemnification and reimbursement in accordance with Article Twelfth of the Company’s Restated Certificate of Incorporation, which was adopted on October 6, 2004. For the avoidance of doubt, the Company acknowledges its obligation to provide Executive with legal representation with respect to the claims asserted in the case of General Dynamics Corp., et al. v. Orbital Sciences Corp., C.A. No. 5759-VCL (Del. Ch. Ct.).

(b) D&O Insurance. After the Retirement Date, Executive will continue to be covered by directors’ and officers’ insurance with respect to the period of his service as an officer or director of the Company under the Company’s directors’ & officers’ insurance policies in amounts of coverage and terms and conditions at least as favorable as the amounts of coverage and terms and conditions applicable to the Company’s then current directors and officers.

5. Confidentiality, Intellectual Property, and Company Property.

(a) Confidential Information. Executive shall not use, disclose, divulge, furnish or make available to any person any confidential or proprietary information concerning the Company or its affiliates, including, without limitation, business plans, strategies, proposals, forecasts, processes, methods, techniques; financial information on costs, pricing, profits, overhead, or margins; acquisition or divestiture plans, designs or drawings, research or development activities, and any other information concerning the plans or methods of doing business of the Company or its affiliates (the “Confidential Information”); provided, that the term “Confidential Information” shall not include such information which is or becomes generally available to the public other than as a result of unauthorized or improper disclosure by the Executive. Notwithstanding the foregoing, the Executive may disclose Confidential Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body or governmental agency or instrumentality to which he is subject, including full and complete disclosure in response thereto, in which event he agrees (unless prohibited by law) to provide the Company with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that the Company may, upon notice to the Executive, take such action as the Company deems appropriate in relation to such subpoena or request, and the Executive (unless otherwise compelled to do so by lawful service of process, subpoena, court order, or by law or the rules or regulations of any regulatory body or governmental agency or instrumentality) may not disclose any such information until the Company has had the opportunity to take such action.

(i) Executive agrees that he will return to the Company not later than the Retirement Date all originals, copies, and versions of Confidential Information in whatever form (including computer files and other electronic data) in his possession and will cease using such information as of such date.

(ii) Executive shall not directly or indirectly assist any other person or entity competing in a government procurement involving a GD subsidiary or affiliate (“the GD Bidder”) if Executive (A) had access to the GD Bidder’s bid or proposal information during his employment with the Company or (B) reviewed or approved the GD Bidder’s bid or proposal during his employment with the Company.

(b) Intellectual Property. All writing or other works subject to copyright and, whether patentable or not, every invention, discovery, improvement, device, design, apparatus, practice, process, method or product (each of which is hereinafter called an “invention”), created, written, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others during his employment by the Company and its affiliates, whether or not during regular working hours, relating in any way to the business, products, developments or activities of the Company and its affiliates, are the sole and exclusive property of the Company and its affiliates. To the extent that the Company and its affiliates or the Executive was, is or will be involved in agreements or arrangements with the United States Government or agencies or instrumentalities thereof, Executive agrees that he was, is and will be bound by all obligations, restrictions, and limitations imposed by contract, law or regulation, applicable to any invention conceived or developed, or to any writing or other work acquired, written or produced by the Executive during the period of his employment with the Company and its affiliates, and shall take all action which may be required to discharge such obligations and to comply with such restrictions and limitations.

(c) Company Property. On or before the Retirement Date, Executive will return to the Company all property belonging to the Company, except that Executive may retain for his personal use the Company-issued mobile phone and the iPad issued to Executive during his employment. The Company will coordinate the transfer of Executive’s current mobile number to Executive’s new provider.

6. Post-Retirement Assistance.

(a) Cooperation in Litigation or Investigations. If requested, Executive will provide full cooperation to the Company in connection with the investigation or litigation of matters about which Executive had personal knowledge during his employment with the Company. This cooperation will include, but is not limited to, consulting with counsel, reviewing documents, and attending meetings, depositions, or hearings. To compensate Executive for the time, effort, and inconvenience entailed, the Company will pay Executive an hourly fee of $345.00 per hour for support provided (up to a maximum of eight hours per day), plus reimbursement for expenses incurred at the direction of the Company or its counsel. No compensation under this section is tied to achievement of any particular litigation or settlement result or the nature of the testimony that Executive provides at a hearing, trial, or deposition.

(b) Consulting. Executive agrees to make himself available to consult with the Company concerning proposals, contracts, and programs (including classified programs) over which he had oversight as Executive Vice President, in return for which the Company will pay Executive a consulting fee of $345.00 per hour. This arrangement shall cease on the earlier of the date on which Executive commences employment with another employer or the 12-month anniversary of the Retirement Date.

(c) The Parties anticipate that the level of post-retirement assistance to be provided by Executive under this Section 6 will be no more than twenty percent (20%) of the average level of services performed by Executive over the prior 36 months of his employment. On a weekly basis, the parties do not expect that the Services shall entail more than an average of eight hours of work per week.

(d) Executive’s services under this Section 6 shall be provided solely on an independent contractor basis. The Company will be responsible for reporting fees paid to Executive on an IRS Form 1099-Misc.

7. OWBPA Disclosures, Acceptance and Revocation.

(a) Because you are an employee who is 40 years of age or older, the Older Workers Benefit Protection Act (“OWBPA”) requires that the Company provide you with the following disclosures to ensure that your release and waiver of claims arising under the Age Discrimination in Employment Act (“ADEA”) are knowing and voluntary:

(i) By signing (and not revoking) this Agreement, you are permanently giving up, surrendering, and waiving any claim that any of the Released Parties subjected you to discrimination or harassment because of your age, took any other adverse action against you because of your age, or violated any other provision of the ADEA in connection with your employment or termination from employment;

(ii) Because signing this Agreement affects important legal rights, you are hereby advised to consult with an attorney prior to executing this Agreement;

(iii) To ensure that you have sufficient time to consider the Agreement carefully, you have twenty-one (21) days before you must return a signed original of this Agreement; and

(iv) Once you sign the Agreement, you will have another seven (7) days in which to revoke the Agreement if you change your mind.

(b) Acceptance. You may accept this Agreement by delivering a signed original of the Agreement to Walter M. Oliver, Senior Vice President, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042 on or before twenty-one (21) calendar days from the date you receive this Agreement. You may decide to sign the Agreement before the 21-day review period expires, provided, however, that your signing the Agreement will be final and binding upon you, unless you revoke the Agreement within the Revocation period referenced below

(c) Revocation. You may revoke this Agreement within seven (7) calendar days after you execute the Agreement by delivering a written notice of revocation to Walter M. Oliver, Senior Vice President, General Dynamics Corporation, 2941 Fairview Park Drive, Suite 100, Falls Church, Virginia 22042. The revocation must be received no later than the close of business on the seventh (7th) calendar day after you sign this Agreement. This Agreement will not become effective or enforceable until the eighth (8th) calendar day after you sign it (“the Effective Date”). If you revoke this Agreement within the 7-day revocation period or fail to return an executed original within the required 21-day timeframe, the Parties shall have no obligations under this Agreement, and this Agreement shall be considered null and void.

8. General Provisions

(a) Disputes. Any dispute, controversy, or claim arising out of or in connection with the employment relationship between the Parties or the termination of that relationship or arising out of or in connection with this Agreement, including any question regarding the existence, validity or termination of this Agreement, other than a dispute, controversy or claim with respect to the Executive’s indemnification rights, shall be finally resolved by arbitration under the rules of the American Arbitration Association in force as of the date of this Agreement, which rules are deemed to be incorporated by reference into this clause. The place of arbitration shall be Fairfax County, Virginia. Any determination by the Company that the Executive is not entitled to indemnification (including, without limitation, any determination pursuant to Section 2 of Article Twelfth of the Current Certificate) may be challenged by the Executive in the federal or state courts of Delaware.

(b) Withholding. The Company may withhold from any amounts payable to Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(c) Complete Agreement. This Agreement and Schedule A hereto constitute the entire understanding of the Company and the Executive with respect to the subject matter hereof and, together with the award agreements accepted by Executive as a condition of each grant of Restricted Stock, Performance RSUs, or Stock Options, and provisions of the intellectual property, trade secret, confidentiality, or proprietary information agreements signed by Executive and having effect post-employment, shall supersede all prior understandings, written or oral, except to the extent of any provision expressly incorporated herein. Neither of the Parties is executing this Agreement in reliance upon any statement or representation not expressly set forth or incorporated herein.

(d) Amendment; Waiver. The terms of this Agreement may be changed, modified or discharged only by a written instrument signed by the Parties. A failure of the Company or the Executive to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.

(e) Non-Admission. This Agreement does not constitute and shall not be construed as an admission by the Company or any of the Released Parties that any of them has violated any law, interfered with any rights, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive, and the Company expressly denies that it has engaged in any such conduct.

(f) Construction of Agreement. Each party has negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. The terms of this Agreement shall be construed fairly and evenly as to both Parties hereto and not in favor or against either party based on the characterization of one or the other as the drafting party.

(g) Choice of Law. This Agreement shall be construed, enforced and interpreted in accordance with and governed by the laws of the Commonwealth of Virginia (except as to matters pertaining to the Executive’s rights with respect to indemnification, and the enforcement of such rights, which shall be construed, enforced and interpreted in accordance with and governed by the laws of the State of Delaware), without regard to its choice-of-law principles.

(h) Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, successors and assigns, it being acknowledged and agreed that the obligation of the Executive to provide personal services to the Company shall not be assignable by him.

(i) Section 409A. The intent of the Parties is that any payments and benefits under this Agreement that are subject to Section 409A of the Code comply with the requirements of Section 409A of the Code and any related regulations and other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered in compliance therewith. All expense reimbursements paid pursuant to this Agreement that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by this Agreement and Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identified amount to which the Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A of the Code, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall the Company be liable to Executive for any adverse tax consequences arising under Section 409A.

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the dates and years indicated below.

GENERAL DYNAMICS CORPORATION:

By:	/s/ Walter M. Oliver
Walter M. Oliver, Senior Vice President Human Resources & Administration

Date:	March 19, 2013

EXECUTIVE:

/s/ Gerard J. DeMuro
Gerard J. DeMuro

Date:	March 19, 2013

Schedule A

Summary of Equity

Gerard J. DeMuro Executive Compensation Stock Plan Analysis

Retirement Treatment - No Forfeiture

Based on March 31, 2013 Termination Date

As of February 21, 2013

Restricted Stock Outstanding:

Grant Date	Shares	Grant Price	Release Date	Comments
3/3/2010	10,950	$73.49	1/2/2014

3/2/2011	11,690	$74.81	1/2/2015

3/7/2012	9,630	$71.01	1/4/2016

Stock Options Outstanding:

Grant Date	Options	Option Type	Option Price	Vest Date	Original Expiration Date	Comments
3/4/2009	0	NQ	$40.09	3/4/2010	3/3/2014
3/4/2009	2,494	ISO	$40.09	3/4/2011	3/3/2014
3/4/2009	0	NQ	$40.09	3/4/2011	3/3/2014

	2,494

3/3/2010	53,600	NQ	$73.49	3/3/2011	3/2/2015
3/3/2010	1,360	ISO	$73.49	3/3/2012	3/2/2015
3/3/2010	52,240	NQ	$73.49	3/3/2012	3/2/2015

	107,200

3/2/2011	55,885	NQ	$74.81	3/2/2012	3/1/2018	Adjust expiration date to March 31, 2016
3/2/2011	55,885	NQ	$74.81	3/2/2013	3/1/2018	Adjust expiration date to March 31, 2016

	111,770

3/7/2012	51,475	NQ	$71.01	3/7/2013	3/6/2019	Adjust expiration date to March 31, 2016
3/7/2012	51,475	NQ	$71.01	3/7/2014	3/6/2019	Adjust expiration date to March 31, 2016

	102,950

Note:	This document is for estimation purposes only; actual numbers may vary
All Incentive Stock Options are converted to Non-qualified status 90 days after last day worked